AMENDMENT TO CORPORATE BYLAWS OF ANKAM, INC.

5348 Vegas Drive, Las Vegas, Nevada, 89108

+995599420389

mainoffice@ankam.net

November 6, 2023

Article III: Directors

Section 1. Powers. The Board of Directors will manage the business and affairs of the Corporation by or under the Board.

Section 2. Number and Tenure. The Board will consist of a minimum of one (1) member and a maximum of two (2) members. Directors do not need to be Shareholders. Any Director may resign at any time upon notice given in writing to the Corporation. The authorized number of Directors will be a minimum of one (1) member and a maximum of two (2) members until changed by a duly adopted amendment to the Articles of Incorporation or by amendment to this bylaw adopted by the vote or written consent of a majority of the outstanding Shareholders entitled to vote.

Section 3. Vacancies. A vacancy in the Board of Directors will exist if a Director resigns, dies, or becomes removed by the Shareholders; when a court of appropriate jurisdiction declares the Director of unsound mind or enters a felony conviction against a Director; or when the authorized number of Directors increases.

Section 4. Regular Meetings. By resolution, the Board may give the time and place, either within or outside the state of Nevada, for the holding of regular meetings without any notice other than that of the resolution.

Section 5. Special Meetings. Special meetings of the Board of Directors may be called for any purpose at any time by the Chairman of the Board, the President, or a majority of Directors.

Section 6. Quorum. A majority of the authorized number of Directors will be considered a quorum to transact business.

Section 7. Notice of Meetings. Unless the Articles of Incorporation provide otherwise, any regular meeting of the Board may be held without notice of the date, time, and place of the meeting. Any special meeting of the Board may be preceded by at least a two (2)-day notice of the date, time, and place of the meeting. The Board may give this notice personally, by mail, telegraph, telephone facsimile, private carrier, or by any other method allowed by law. Notice is effective at the earliest of (a) receipt; (b) delivery to the proper address or telephone number as shown in the Corporation's records; or (c) five (5) days after its deposit in the United States mail, with postage prepaid and the correct address noted.

Section 8. Waiver of Notice. Notice of a meeting need not be given to any Director who signs a written waiver delivered to the Corporation for inclusion in the minutes or for filing with the corporate records.

Section 9. Action By Directors Without A Meeting. Any action required or permitted to be taken at a meeting of the Board may be taken without a meeting if all members of the Board consent to it in writing.

Article IV: Officers

Section 1. Officers. The Officers of the Corporation will consist of the Director, the President, the Treasurer, the Secretary, the Chief Executive Officer and the Chief Financial Officer. The Officers will be appointed at the first meeting of the Directors after the annual meeting of Shareholders. An appointee may hold one or more offices.

Section 2. Removal and Resignation. Any Officer or agent appointed by the Board may be removed by the Board at any time with or without cause. Any Officer may resign at any time by giving written notice to the corporation.

Section 3. Vacancies. The Board may fill a vacancy due to resignation, removal, disqualification, death, or otherwise.

Section 4. President. The President shall preside at all meetings of Shareholders and Directors, have the general management and supervision of the affairs of the Corporation, and shall perform all other duties as determined by the Board.

Section 5. Treasurer. The Treasurer shall have the custody of all moneys and securities of the corporation and shall keep accurate financial records for the Corporation.

Section 6. Secretary. The Secretary shall issue notices for all meetings except for notices for special meetings of the Shareholders and special meeting of the Directors; shall prepare the minutes of the meetings of the Shareholders and meetings of the Board; and shall keep a record of Shareholders at the principal executive office.

The foregoing Bylaws were adopted by the Board of Directors on November 6, 2023.

By:	/s/	Bakur Kalichava
	Name:	Bakur Kalichava
	Title:	President, Director, Treasurer and Secretary